EXHIBIT 10.1
TRANSITION AND RELEASE AGREEMENT
THIS TRANSITION AND RELEASE AGREEMENT (“Agreement”) is made by and between Christopher J. Reedy (“Employee”) and Butler National Corporation, a Kansas corporation (the “Company”).
WHEREAS, Employee has provided notice to the Board of Directors of the Company (the “Board”) of his decision to retire as the Chief Executive Officer of the Company on June 15, 2026 (the “Resignation Date”);
WHEREAS, Employee has informed the Company of his intent to take a leave of absence from the Company commencing on or prior to the Resignation Date;
WHEREAS, for periods on and after the Resignation Date and continuing until the end of the day on July 1, 2027 (the “Retirement Date”), the Board desires that Employee remain employed by the Company as a Special Advisor to the Board;
WHEREAS, the Company and Employee desire to enter into this Agreement with respect to their respective rights and obligations in connection with Employee’s retirement and employment as a Special Advisor to the Board; and
WHEREAS, Employee intends to continue serving on the Board and to continue to receive no additional compensation as an employee-director.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Retirement. Effective on the Resignation Date, Employee resigns his role as (i) Chief Executive Officer of the Company, (ii) any and all other positions held as an officer of the Company or any of its direct or indirect subsidiaries, (iii) as a member of the board of directors or similar body of any of the Company’s direct or indirect subsidiaries, (iv) as a trustee of the Butler National Corporation 401(K) Profit Sharing Plan and the BHCMC, LLC 401(K) Profit Sharing Plan, and (v) as a member of the Company’s Retirement Plan Committee. Employee agrees to execute any documents needed to effect such resignations.
2.Duties Through Retirement Date.
(a)Duties. From the Resignation Date through the Retirement Date (the “Continuing Employment Period”), Employee shall be employed in a new non-executive officer role as a “Special Advisor”. In the role of Special Advisor, subject to Employee’s health considerations and Employee’s return from his leave of absence, Employee will report to the Chairman of the Board of Directors of the Company (the “Chairman”) and work in consultation with the Chairman to facilitate an orderly transition of the duties of the Chief Executive Officer and provide such assistance as reasonably requested by the Board. It is understood that Employee will not incur a “separation from service” under Section 409A of the Internal Revenue Code (“Code Section 409A”) until the Retirement Date or any earlier termination of employment. During the Continuing Employment Period, Employee shall not have any authority to bind the Company, its subsidiaries or direct or indirect parent entities or affiliates.

(b)Compensation.
(i)Salary; Benefits and Bonus. During the Continuing Employment Period, Employee will (i) receive a base salary in the annual amount of $150,000, which amount shall be effective upon Employee’s return from his leave of absence, and (ii) continue to be eligible for the Company’s health and welfare benefits, including, without limitation, health care coverage, 401K participation and profit-sharing matches, life insurance, short and long-term disability programs, in each case as applicable to employees generally. Employee will remain entitled to receive the bonus, if any is earned, under the Annual Cash Bonus Plan for the fiscal year ending April 30, 2026, which will be payable in July 2026, at the same time such bonuses are otherwise paid (the “2026 Bonus”). Employee’s compensation during the Continuing Employment Period shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes.
(ii)Vesting of Equity Awards. Provided that Employee’s employment has not been terminated due to his breach of this Agreement, the Company shall provide Employee the following as consideration with respect to his outstanding equity awards under the Butler National Corporation 2016 Equity Incentive Plan (the “Equity Plan”), it being understood that Employee shall not be entitled to receive any additional equity awards under the Equity Plan with respect to his services during the Continuing Employment Period. As set forth in Exhibit A attached hereto, Employee’s outstanding time-based restricted stock awards shall remain outstanding and eligible to vest on the scheduled vesting dates and otherwise in accordance with their terms; provided that (for purposes of this clause (ii)) Employee complies with the obligations under this Agreement, and the release of claims under this Agreement becomes effective and non-revocable, it being understood that, in the event such release of claims does not become effective and non-revocable, all then-unvested shares of restricted stock that remain subject to such awards shall be forfeited as of such time. Any vesting of restricted stock during the Continuing Employment Period shall be subject to deductions for customary withholdings, including, without limitation federal and state withholding taxes and payroll taxes.
3.Compensation and Benefits Not Contingent on Release and Other Covenants. Following the date hereof, the Company agrees to pay the following compensation and benefits, irrespective of the release becoming effective:
(i)any accrued but unpaid base salary through the date hereof;
(ii)any unused vacation accrued through the Resignation Date; and
(iii)any reasonable business expenses incurred, but not paid prior to, the Resignation Date will be reimbursed in accordance with customary Company policy.
4.Waiver and Release. For valuable consideration from the Company (including continued eligibility to receive the 2026 Bonus to be paid in accordance with Paragraph 2), receipt of which is hereby acknowledged, Employee, for himself and his heirs, assigns and personal representatives, fully and completely waives, releases, and forever discharges the Company and its current and former subsidiaries and affiliates, and their predecessors, successors and assigns, and all benefit plans thereof, and all of their respective owners, shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands that Employee may have against any of the Company Releasees, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, including, but not limited to, all rights, causes of action, claims, or demands arising out of or relating to any of the following:
(a)the by-laws of the Company or any other Company Releasee;
(b)Employee’s employment with the Company (or with any other Company Releasee) or the termination thereof;
(c)Employee’s rights related to the Equity Plan;
(d)Employee’s service or status as a director or an officer of the Company (or as an officer or director or similar official of any other Company Releasee) or the termination thereof;
(e)anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Kansas Act Against Discrimination, which prohibits discrimination based on race, religion, color, sex, disability, national origin, ancestry, and genetic information; the Kansas Age Discrimination in Employment Act, which prohibits discrimination based on age; and, any other federal, state, or local laws prohibiting retaliation, employment or wage discrimination;
(f)other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment;
(g)tort, contract, and quasi-contract claims, such as claims for wrongful discharge, whistleblowing, retaliation, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims;
(h)all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company or any other Company Releasee by any government agency or other entity or person; and
(i)the Kansas General Corporation Code.

Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.
5.Excluded Claims. Notwithstanding anything to the contrary in this Agreement, Employee is not releasing or waiving any claim (a) that arises after the date on which Employee executes this Agreement, (b) that arises under the terms of this Agreement, (c) that cannot be released under applicable law (such as worker’s compensation and unemployment insurance claims), (d) for indemnification and/or advancement of expenses pursuant to the Company’s by-laws or the Company’s Directors and Officers liability insurance policies, or (e) for a bounty or similar award for providing information to the United States Securities and Exchange Commission. In addition, this Agreement does not prevent Employee from filing a charge with a governmental agency, but Employee is waiving Employee’s right to recover any monetary or injunctive relief pursuant to any such charge. Moreover, nothing in this Agreement shall prevent or preclude Employee from challenging in good faith the validity of Employee’s release of age discrimination claims under federal law, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.
6.No Other Claims. Employee represents and warrants that Employee has: (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company or any other Company Releasee and possesses no claims against any Company Releasee (including claims under the Fair Labor Standards Act (“FLSA”) and worker’s compensation claims); (b) received any and all compensation to which Employee may have been entitled except such compensation identified in Paragraph 3, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage or hour laws; (c) not suffered any work-related injury or illness except those reported in writing to the Company prior to the date hereof, and Employee is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company or any other Company Releasee; and (d) not suffered any sexual harassment or sexual abuse as an employee of the Company or any other Company Releasee and is not aware of any facts or circumstances that would give rise to such a claim by Employee against the Company or any other Company Releasee.
7.Proprietary Information. Employee represents, warrants and agrees that Employee shall not at any time, directly or indirectly, disclose, furnish or make accessible to any person, firm, corporation, or other entity, or make use of for any purpose (including but not limited to any personal benefit), any sensitive, proprietary, confidential and/or trade secret information, viewed, used, accessed or obtained while Employee was in the employ of the Company, including, without limitation, information with respect to the Company’s current, former or prospective stockholders, clients, customers, applicants, vendors, contractors and employees (including their identities, contact information and the terms of any services or relationships with such individuals and entities), Company databases, other compilations of information undertaken by the Company and/or its affiliates, client contracts, member agreements/contracts, grant information, job orders, business proposals, and information with respect to the tools, software (including source code), algorithms, artificial intelligence applications and systems, methodologies, procedures, processes, advertising, finances, cost or profit figures and projections, accounting, credit information, social security numbers, bank routing information, current, future or proposed products or services, plans and technology, business forecasts, organization, personnel, plans, objectives or strategies of the Company or any of the Company’s members, clients or affiliates, and any other information which the Company may consider proprietary or otherwise wishes to keep confidential, in each case other than as required in connection with Employee’s service as Special Advisor. Employee acknowledges that such information is safeguarded by the Company as confidential and proprietary information and/or trade secrets.
8.Right to Communicate.
(a)Notwithstanding any provision of this Agreement or any other agreement executed by Employee to the contrary, there shall be no restriction on Employee’s ability to (i) speak with law enforcement, the United States Equal Employment Opportunity Commission, any state or local agency charged with the investigation or enforcement of equal employment opportunity, or an attorney retained by Employee; (ii) report violations of any law or regulation to, or initiate, testify, assist, or comply with a subpoena from, or participate in any manner with an investigation conducted by a local, state, or federal agency; (iii) testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or any agent or employee of the Company, when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or otherwise provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17; or (v) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled.
(b)In addition, federal law 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal . . . (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement is intended to conflict with this statutory protection.
9.Consideration. Employee acknowledges that the consideration described herein including the right to receive the 2026 Bonus, if and when paid (the “Retirement Benefit”), exceeds that to which Employee would otherwise be entitled under the normal operation of the Company’s benefit plans, policies, and/or practices, without providing a release of claims. Employee acknowledges that the Retirement Benefit set forth herein is good and sufficient consideration for Employee’s release of claims, promises of confidentiality and the other promises in this Agreement. Irrespective of whether Employee signs this Agreement, Employee understands that Employee will be paid all salary earned through the Resignation Date and will retain any rights Employee may otherwise have to medical, dental, disability and vision benefits accrued prior to the Resignation Date.
10.Non-Admission of Liability. The parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the parties.

11.Consultation With Legal Counsel. The Company hereby advises Employee to consult with an attorney prior to signing this Agreement.
12.Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the later of (a) the date that it was first given to Employee or (b) the Resignation Date. Employee agrees that changes in the terms of any version(s) of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period, but no sooner than the first day after the Resignation Date. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:
Adam B. Sefchick
One Aero Plaza,
New Century, Kansas 66031
If Employee exercises any right of revocation Employee has under this Agreement, then this Agreement shall be null, void and unenforceable and Employee will not be entitled to the Retirement Benefit.
If Employee does not revoke acceptance, then this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it.
13.Choice of Law and Waiver of Jury Trial. This Agreement is made and entered into in Kansas and, to the extent the interpretation of this Agreement is not governed by applicable federal law, shall be interpreted and enforced under and shall be governed by the laws of that state. Any litigation arising out of or relating to this Agreement shall be filed and pursued exclusively in the state or federal courts encompassing Johnson County, Kansas, and the parties hereto consent to the jurisdiction of and venue in such courts. Unless prohibited by applicable law, Employee and the Company hereby waive any right to a jury trial with respect to any action or claims arising out of or relating to this Agreement. Employee understands and agrees that any action or claims arising out of or relating to this Agreement shall be heard only by a judge and not by a jury and that Employee is giving up Employee’s right to have any such action or claims heard by a jury.
14.Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
15.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
16.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns.
17.Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee.
18.Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as

amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A.
19.Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Employee as a result of such Employee’s “separation from service” under this Agreement during the six (6)-month period immediately following Employee’s “separation from service” shall be accumulated and paid to Employee on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”), provided that if Employee dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Employee’s death.
20.Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement in its entirety, including the release of claims and promises of confidentiality; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

_/s/ Christopher J. Reedy______________ ____6/15/2026__________________
Christopher J. Reedy                Date

BUTLER NATIONAL CORPORATION

BY:__/s/ Adam B. Sefchick___________    Date:___ ____6/15/2026__________
NAME: Adam B. Sefchick
TITLE: Chief Financial Officer

EXHIBIT A
OUTSTANDING RESTRICTED STOCK AWARDS
AS OF THE RESIGNATION DATE
•26,012 shares of Restricted Stock granted on January 7, 2025
•54,546 shares of Restricted Stock granted on July 21, 2025